Rand Capital Increases Net Asset Value to $4.47, One New Investment in Crashmob, Inc., Two Follow-On Investments, Sale of QuaDPharma and Continued Stock Repurchase Plan

BUFFALO, NY -- (Marketwired - November 03, 2014) - Rand Capital Corporation ("Rand") (NASDAQ: RAND)

  Net Asset Value increases to $4.47 per share, a 1% ($.04) increase from prior quarter
  Three investments in the quarter totaling $630,000, including new investment in Crashmob, Inc. and follow-on investments in First Wave Products Group, LLC and KnowledgeVision Systems, Inc. with a total of $5.1 million invested in 2014
  QuaDPharma, LLC purchased by Kinex Pharmaceuticals, Inc.
  Rand repurchases 28,471 shares of its stock during the quarter, and buyback reauthorized to 1,000,000 shares
  Portfolio of investments represents 26 businesses valued at $32.7 million

Rand Capital Corporation ("Rand") (NASDAQ: RAND) announced September 30, 2014 net asset value of $28.6 million, or $4.47 per share, representing a $.04 increase per share from June 30, 2014, and a $.57 per share increase from September 30, 2013.

Portfolio activity during the third quarter of 2014 included:

  Crashmob, Inc. (Boston, MA) (www.crashmob.com) - $250,000 equity investment. Crashmob developed an app dedicated to crowd sourcing questions and collecting data.
  First Wave Products Group, LLC (Batavia, NY) (www.firstwaveproducts.com) - $80,000 follow-on debt investment. First Wave develops medical devices including First Crush, a dual action device that crushes and grinds medical pills.
  KnowledgeVision Systems, Inc. (Lincoln, MA) (www.knowledgevision.com) - $300,000 follow-on equity investment in Series A-2 Preferred shares. The KnowledgeVision® System provides businesses with a cost-effective, scalable way to turn presentations and web content into an interactive online video experience -- capturing an engaging, multi-sensory story once and then publishing it for on-demand delivery, using portable tools that can be run from any computer, anywhere in the world.
  Sale of QuaDPharma, LLC to Kinex Pharmaceuticals, Inc. (Buffalo, NY) (www.kinexpharma.com) for a combination of cash and Kinex stock.

Stock Repurchase - Rand has repurchased a total of 28,497 shares of its stock in 2014, at an average price $3.05, an approximate 31% discount from the September 30, 2014 Net Asset Value. The Corporation holds 479,613 shares in treasury and its Board of Directors renewed its share buyback authorization to increase its treasury stock holdings up to 1,000,000 shares through October 2015.

Allen F. Grum, President of Rand Capital, stated "We had another successful quarter as we continue to increase our net asset value. During the quarter, QuaDPharma was purchased by Kinex Pharmaceuticals for a combination of cash and stock in Kinex. Additionally, we continue to repurchase shares in Rand and have additional capacity to repurchase shares."

Rand's Investment Portfolio now includes 26 active portfolio companies representing a diverse industry sector with a total valuation of $32.75 million at the end of the quarter. During 2014, Rand has invested $5.13 million into 12 portfolio companies.

Daniel P. Penberthy, Executive Vice President/CFO of Rand Capital, stated, "We have developed a mature and diversified portfolio of investments that represents the manufacturing, software, healthcare and electronics industries. We feel that the portfolio should continue to grow as we invest but also increase the likelihood of exits as these businesses continue to mature and are recognized in the market for their unique products and services."

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL
Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND" and is headquartered in Buffalo, NY. www.randcapital.com

Investor Contact:
Allen F. Grum
President
716-853-0802
pgrum@randcapital.com